Exhibit 4.6.   DESCRIPTION OF CAPSTONE COMPANIES, INC. SECURITIES

As of December 31, 2020, Capstone Companies, Inc. (the “Company”) had one class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended: its common stock, par value $0.0001 per share.

The following summary of the Company’s common stock is subject to and qualified in its entirety by reference to, the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), and Bylaws (the “Bylaws”). This summary does not relate to or give effect to the provisions of statutory or common law. For a complete description of the Company’s common stock, refer to the Articles, Bylaws and any applicable provisions of relevant law, including the applicable provisions of the Florida Statutes (Company’s domicile law) and federal law governing companies subject to Securities Exchange Act of 1934.

Authorized Shares

The Company’s authorized capital shares consists of 60,000,000, of which 56,666,667 shares shall be common stock, par value $0.0001 per share, and 3,333,333 shares shall be preferred stock, par value determined with authorization of each series of preferred stock. The Company’s board of directors has the power to set the terms of any series of preferred stock, including the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, redemption and others. The creation of any series of preferred stock requires filing and acceptance of an amendment to the Articles by the State of Florida. There are no shares of preferred stock currently outstanding.

The Company’s common stock is listed on The OTC Markets Group, Inc.'s QB Venture Market Tier under the trading symbol “CAPC”.

Voting Rights

Holders of the common stock are entitled to one vote per share on all matters voted on by the shareholders, including the election of directors. The affirmative vote of a majority of the shares of common stock entitled to vote which are present in person or represented by proxy at a meeting of the Company’s shareholders is required to elect directors and act on any other matters properly brought a meeting of the Company’s shareholders, subject to certain limited exceptions as may be set forth in the Florida Statutes.

Any director or the entire Board of Directors of the Company may be removed only for cause. At any annual meeting of shareholders of the Company or at any special meeting of shareholders of the Company, the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, the holders of eighty percent (80%) or more of the combined voting power of the then outstanding shares of capital stock entitled to vote thereon, present in person or by proxy, may remove such director or directors for cause.

Articles may only be amended by the affirmative vote of the holders of a majority of the shares of capital stock entitled to vote on such amendment, voting as a single class.

Preemptive and Other Rights

The common stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights.

The Company’s common stock does not have cumulative voting rights.

Dividends

Holders of the Company’s common stock are entitled to share ratably in dividends when and if declared by the Company’s board of directors from funds legally available for dividends.

Liquidation Rights

Subject to any preferential rights of outstanding shares of preferred stock that may be outstanding, holders of the common stock will share ratably in all assets legally available for distribution to the Company’s shareholders in the event of a dissolution of the Company.

No Classification of the Board

The Company’s board of directors is not classified or staggered into tiers. All directors stand for election each year.

Certain Anti-Takeover Matters

The Articles and Bylaws include a few provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors rather than pursue non-negotiated takeover attempts. These provisions include the following:

Amendment of Bylaws

Amendments of the Bylaws require the approval of a majority of all shares of capital stock, voting as a single class.

Removal of Directors

A director may be removed from the board of directors only for cause and only upon the affirmative vote of at least 80% of the shares entitled to vote.